Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-170876
Prospectus supplement to the prospectus supplement relating to the Common Equity Units of MetLife, Inc., dated March 3, 2011. This prospectus supplement is being filed by MetLife, Inc. solely for the purpose of paying additional fees.
CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee (1)(2)
Common Equity Units with stated value of $75	$3,315,200,000	$384,894.72
1.564% Series C Senior Debenture due 2023(3)
1.923% Series D Senior Debentures due 2024(3)
2.463% Series E Senior Debentures due 2045(3)
Series C Stock Purchase Contracts(3)
Series D Stock Purchase Contracts(3)
Series E Stock Purchase Contracts(3)
Common Stock, par value $0.01	$3,000,000,000	$348,300.00

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933 as amended.

(2)	An aggregate registration fee of $733,194.72 has been paid with respect to this offering, representing a previously paid registration fee of $384,894.72 in connection with the Common Equity Units and $348,300.00 with respect to the Common Stock for which the applicable amount of consideration will be received upon the settlement of the each Stock Purchase Contract.

(3)	No separate consideration will be received for the Senior Debentures or the Stock Purchase Contracts.